As filed with the Securities and Exchange Commission on May 20, 2011.
Registration No. 333-160337

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-Effective Amendment No. 1 to

REGISTRATION STATEMENT
ON FORM S-3
UNDER THE SECURITIES ACT OF 1933
HAMPTON ROADS BANKSHARES, INC.
(Exact name of registrant as specified in its charter)

Virginia	6022	54-2053718
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
999 Waterside Dr., Suite 200
Norfolk, Virginia 23510
(757) 217-1000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
John A. B. Davies, Jr.
President and Chief Executive Officer
Hampton Roads Bankshares, Inc.
999 Waterside Drive, 2nd Floor
Norfolk, Virginia 23510
(757) 217-1000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copies of Communications to:

William A. Old, Jr., Esq. Williams Mullen 999 Waterside Drive, Suite 1700 Norfolk, Virginia 23510 (757) 622-3366	Hampton Roads Bankshares, Inc. 999 Waterside Drive Norfolk, Virginia 23510 Attention: Douglas J. Glenn, Suite 200 Executive Vice President, General Counsel and Chief Operating Officer (757) 217-3634
     Approximate date of commencement of proposed sale to the public: From time to time following the effectiveness of this Registration Statement.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ __________________
     If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)
This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-160337) shall become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended, on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(c), may determine.

Explanatory Note
     This Post-Effective Amendment No. 1 to Form S-3 is being filed to comply with Rule 416 of the Securities Act of 1933, as amended, to reflect a one-for-twenty five reverse stock split effectuated by the Registrant on April 27, 2011. This Amendment also updates the prospectus to reflect other events occurring since the initial filing date.

The information in this prospectus is not complete and may be changed. This prospectus is included in a registration statement that we filed with the Securities and Exchange Commission. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated May 20, 2011
Prospectus
$200,000,000
HAMPTON ROADS BANKSHARES, INC.
Preferred Stock
Common Stock
Warrants
Stock Purchase Contracts
Units

     We may offer and sell from time to time in one or more offerings any combination of the securities listed above. We may also issue any of the common stock, preferred stock, warrants, stock purchase contracts or units upon the conversion, exchange, or exercise of any of the securities listed above. The aggregate initial offering price of all securities we sell under this prospectus will not exceed $200,000,000. Offers and sales of these securities may be to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will offer the securities in amounts, at prices, and on terms to be determined by market conditions at the time of the offering. We will provide the specific terms for securities to be offered in one or more supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.
     A discussion of certain risks that you should consider in connection with an investment in the securities will be included in a supplement to this prospectus. You should refer to the risk factors that may be included in a prospectus supplement and in our periodic reports and other information we file with the Securities and Exchange Commission and carefully consider that information before investing in our securities.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “HMPRD.”

     Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
     These securities will not be savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation (“FDIC”), the Deposit Insurance Fund or any other governmental agency or instrumentality.
The date of this prospectus is        , 2011

ABOUT THIS PROSPECTUS
          This document is called a prospectus and is part of a registration statement that we have filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings in amounts that we will determine from time to time that do not exceed $200,000,000 in the aggregate. We may also issue any of the common stock, preferred stock, warrants, stock purchase contracts, or units upon the conversion, exchange or exercise of any of the securities described in this prospectus. Unless the context otherwise requires, the terms “Company,” “we,” “us,” or “our” refer to Hampton Roads Bankshares, Inc. and its consolidated subsidiaries on a combined basis.
          This prospectus provides you with a general description of the securities we may offer. Each time we sell securities pursuant to this prospectus, we will provide a prospectus supplement, information that is incorporated by reference into this prospectus, or other offering material containing specific information about the terms of the securities we are offering. That prospectus supplement, information incorporated by reference, or other offering material may include a discussion of any risk factors or other special considerations that apply to those securities or the specific plan of distribution. The prospectus supplement or information incorporated by reference may add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and a prospectus supplement or information incorporated by reference having a later date, you should rely on the information in that prospectus supplement or incorporated information having a later date. Before investing in our securities, you should read both this prospectus and the applicable prospectus supplement, together with the additional information described below under the heading “Where You Can Find More Information.”
          The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus and any prospectus supplement. We have filed and plan to continue to file other documents with the SEC that contain information about us and our business. Also, we will file legal documents that control the terms of the securities offered by this prospectus as exhibits to the reports that we file with the SEC. The registration statement and other reports can be found on the SEC Internet site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”
WHERE YOU CAN FIND MORE INFORMATION
          Hampton Roads Bankshares, Inc. files annual, quarterly and current reports, proxy statements and other information required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with the SEC. You may read and copy any of these filed documents at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, DC, 20549. Please call the SEC at 1-800-SEC-0330 for further information. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.
          Our Internet address is www.hamptonroadsbanksharesinc.com. We make available on our website, free of charge, our periodic and current reports, proxy and information statements and other information we file with the SEC and amendments thereto as soon as reasonably practicable after we file such material with, or furnish such material to, the SEC, as applicable. Unless specifically incorporated by reference, the information on our website is not part of this prospectus.
          This prospectus is part of a Registration Statement on Form S-3 filed by us with the SEC and does not contain all of the information included in the Registration Statement. Whenever a reference is made in this prospectus or any prospectus supplement, if applicable, to any contract or other document of ours, you should refer to the exhibits that are a part of the Registration Statement for a copy of the referenced contract or document. Statements contained in this prospectus concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the SEC.
          The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information that we incorporate by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information contained in this prospectus.
INCORPORATION OF INFORMATION THAT WE FILE WITH THE SEC
          This prospectus incorporates by reference important business and financial information that we file with the SEC and that we are not including in or delivering with this prospectus. As the SEC allows, incorporated documents are considered part of this prospectus, and we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the following documents (other than information furnished rather than filed):
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as amended on April 26, 2011;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011;

•	our Current Reports on Form 8-K filed on January 5, 2011, February 3, 2011, February 25, 2011, March 9, 2011, March 31, 2011, May 2, 2011, May 9, 2011, May 11, 2011, May 12, 2011 and May 16, 2011 (other than the portions of those documents furnished or not otherwise deemed to be filed); and

•	the description of our common stock set forth in our Registration Statement on Form 8-A filed August 2, 2006 pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating this description.
          We also incorporate by reference all documents to the extent they have been filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) after the initial filing of the registration statement that contains this prospectus and (2) until this offering has been completed. Information in this prospectus supersedes related information in the documents listed above, and information in subsequently filed documents supersedes related information in both this prospectus and the incorporated documents.
          On the written or oral request of each person, including any beneficial owner, to whom a copy of this prospectus is delivered, we will provide, without charge, a copy of any or all of the documents incorporated in this prospectus or in any related prospectus supplement by reference, except the exhibits to those documents, unless the exhibits are specifically incorporated by reference.
          Written requests for copies should be directed to Hampton Roads Bankshares, Inc., Attn: Douglas J. Glenn, Executive Vice President, General Counsel, and Chief Operating Officer at Hampton Roads Bankshares, Inc., 999 Waterside Dr., Suite 200, Norfolk, Virginia 23510.
          You should rely only upon the information provided in this document, or incorporated in this document by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this document, including any information incorporated by reference, is accurate as of any date other than the date indicated on the front cover or the date given in the applicable document.
FORWARD-LOOKING AND CAUTIONARY STATEMENTS
          We make certain forward-looking statements in this prospectus and any accompanying prospectus supplements and the documents incorporated by reference in this prospectus and any accompanying prospectus supplements that are subject to risks and uncertainties. These forward-looking statements include statements regarding our profitability, liquidity, allowance for loan losses, interest rate sensitivity, market risk, growth strategy, and financial and other goals. The words “believes,” “expects,” “may,” “will,” “should,” “projects,” “contemplates,” “anticipates,” “forecasts,” “intends,” or other similar words or terms are intended to identify forward-looking statements.

               These forward-looking statements are subject to significant uncertainties because they are based upon or are affected by risk factors including:
•	We incurred significant losses in 2009 and 2010 and through the first quarter of 2011 and may continue to do so in the future, and we can make no assurances as to when we will be profitable;

•	The determination of the appropriate balance of our allowance for loan losses is merely an estimate of the inherent risk of loss in our existing loan portfolio and, like all estimates, may prove to be incorrect. If such estimate is proven to be incorrect, and we are required to increase our allowance for loan losses, our results of operations, financial condition and the value of our common stock could be adversely affected;

•	Bank of Hampton Roads is restricted from accepting new brokered deposits, and an inability to maintain our regulatory capital position could adversely affect our operations;

•	We may need to raise additional capital that may not be available to us;

•	The Company has restated its financial statements, which may have a future adverse effect;

•	The formal investigation by the Securities and Exchange Commission may harm our business;

•	The Company has received a grand jury subpoena from the United States Department of Justice, Criminal Division and, although the Company is not a target, there can be no assurances as to the timing or eventual outcome of the related investigation;

•	Current and future increases in Federal Deposit Insurance Corporation insurance premiums, including the FDIC special assessment imposed on all FDIC-insured institutions, will decrease our earnings. In addition, FDIC insurance assessments will likely increase from the prior inability to maintain a well-capitalized status, which would further decrease earnings;

•	We have entered into a written agreement with the Federal Reserve Bank of Richmond and the Virginia Bureau of Financial Institutions (the “Written Agreement”), which requires us to designate a significant amount of resources to complying with the agreement and may have a material adverse effect on our operations and the value of our securities;

•	We have had and may continue to have large numbers of problem loans and difficulties with our loan administration, which could increase our losses related to loans;

•	Governmental regulation and regulatory actions against us may impair our operations or restrict our growth;

•	If the value of real estate in the markets we serve were to further decline materially, a significant portion of our loan portfolio could become further under-collateralized, which could have a material adverse effect on us;

•	Our commercial real estate and equity line lending may expose us to a greater risk of loss and hurt our earnings and profitability;

•	A significant amount of our loan portfolio contains loans used to finance construction and land development and these types of loans subject our loan portfolio to a higher degree of credit risk;

•	Our lending on vacant land may expose us to a greater risk of loss and may have an adverse effect on results of operations;

•	Difficult market conditions have adversely affected our industry;

•	We are not paying dividends on our common stock and currently are prevented from doing so. The failure to resume paying dividends on our common stock may adversely affect us;

•	Our ability to maintain adequate sources of funding may be negatively impacted by the current economic environment which may, among other things, impact our future ability to pay dividends or satisfy our obligations;

•	Our ability to maintain adequate sources of liquidity may be negatively impacted by the current economic environment which may, among other things, impact our ability to pay dividends or satisfy our obligations;

•	The current economic environment may negatively impact our ability to maintain required capital levels or otherwise negatively impact our financial condition, which may, among other things, limit access to certain sources of funding and liquidity;

•	We may face increasing deposit-pricing pressures, which may, among other things, reduce our profitability;

•	We may continue to incur losses if we are unable to successfully manage interest rate risk;

•	Our future success is dependent on our ability to compete effectively in the highly competitive banking industry;

•	Our operations and customers might be affected by the occurrence of a natural disaster or other catastrophic event in our market area;

•	We face a variety of threats from technology based frauds and scams;

•	Virginia law and the provisions of our Articles of Incorporation and Bylaws could deter or prevent takeover attempts by a potential purchaser of our common stock that would be willing to pay you a premium for your shares of our common stock;

•	Our business, financial condition, and results of operations are highly regulated and could be adversely affected by new or changed regulations and by the manner in which such regulations are applied by regulatory authorities;

•	Banking regulators have broad enforcement power, but regulations are meant to protect depositors and not investors;

•	The fiscal, monetary, and regulatory policies of the Federal Government and its agencies could have a material adverse effect on our results of operations;

•	The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act may adversely affect our business, financial condition, and results of operations;

•	The soundness of other financial institutions could adversely affect us;

•	Because we may issue additional shares of common stock, your investment could be subject to dilution; and

•	The market for our common stock historically has experienced significant price and volume fluctuations.
          Because of these uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results. Therefore, we caution you not to place undue reliance on our forward-looking information and statements. We will not update the forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking statements.
THE COMPANY
          Unless the context otherwise requires, the terms “we,” “us,” or “our” refer to Hampton Roads Bankshares, Inc. and its consolidated subsidiaries on a combined basis. Hampton Roads Bankshares, Inc. is the parent company of the tenth largest Virginia-domiciled commercial bank, Bank of Hampton Roads. Through our network of 56 financial centers and 63 ATMs, we emphasize personalized customer service and provide a full range of financial products targeting the needs of individuals and small to medium sized businesses in our primary market areas, which include Hampton Roads, Virginia, the Northeastern, Southeastern and Research Triangle regions of North Carolina and Richmond, Virginia.
          As of March 31, 2011, we had total consolidated assets of approximately $2.72 billion, net total loans of $1.70 billion, total deposits of $2.27 billion, total consolidated liabilities, including deposits, of $2.56 billion, and consolidated shareholders’ equity of approximately $160 million. Our principal business is to attract deposits and to loan or invest those deposits on profitable terms. We offer all traditional loan and deposit banking services, as well as telephone banking, internet banking, remote deposit capture, and debit cards. We accept both commercial and consumer deposits. These deposits are in varied forms of both demand and time accounts, including checking accounts, interest checking, money market accounts, savings accounts, certificates of deposit, and IRA accounts.
          On June 1, 2008, pursuant to the terms of the Agreement and Plan of Merger dated as of January 8, 2008 by and between the Company and Shore Financial Corporation, the Company acquired via merger all of the outstanding shares of Shore Financial Corporation, making Shore Bank, a wholly owned subsidiary of the Company.
     On December 31, 2008, pursuant to the terms of the Agreement and Plan of Merger dated as of September 23, 2008 by and between the Company and Gateway Financial Holdings, Inc., the Company acquired via merger all of the outstanding shares of Gateway Financial Holdings, Inc. making Gateway Bank & Trust Co. (“Gateway Bank”) and its other affiliates wholly-owned subsidiaries of the Company. On May 11, 2009, Gateway Bank was dissolved and merged into Bank of Hampton Roads.

          We currently have two banking subsidiaries—Bank of Hampton Roads and Shore Bank, which operate financial centers located throughout Virginia, North Carolina and Maryland. Bank of Hampton Roads has full-service offices in the Hampton Roads region of southeastern Virginia, including offices in the city of Chesapeake, offices in the city of Norfolk, offices in the city of Virginia Beach, offices in Emporia, and offices in the city of Suffolk. In addition, Bank of Hampton Roads has full-service offices located in the Northeastern, Southeastern, and Research Triangle regions of North Carolina and in Richmond and Charlottesville, Virginia that do business as Gateway Bank.
     We complement our core banking operations by offering a wide range of services through our various non-banking subsidiaries, which include Hampton Roads Investments, Inc., which provides securities, brokerage and investment advisory services, Shore Investments, Inc., which provides securities brokerage and investment advisory services, Gateway Insurance Services, Inc., which provides insurance brokerage services, Gateway Investment Services, Inc., which provides investment advisory services, and Gateway Bank Mortgage, Inc., which provides mortgage brokerage services.
          The Company, a Virginia corporation, was incorporated under the laws of the Commonwealth of Virginia on February 28, 2001, primarily to serve as a holding company for Bank of Hampton Roads. The Company is also a bank holding company and is registered under the Federal Bank Holding Company Act of 1956. Bank of Hampton Roads is a Virginia chartered bank that was incorporated in March, 1987.
          Our common stock is traded on the NASDAQ Global Select Market under the ticker symbol “HMPRD.” Our principal executive offices are located at 999 Waterside Drive, Suite 200, Norfolk, Virginia 23510 and our telephone number is (757) 217-1000. Our internet address is http://www.hamptonroadsbanksharesinc.com. The information contained on our web site is not part of this prospectus.
USE OF PROCEEDS
          We intend to use the net proceeds from the sales of the offered securities as set forth in the applicable prospectus supplement.
RISK FACTORS
          An investment in our securities involves a high degree of risk. Before making an investment decision, you should carefully read and consider the risk factors incorporated by reference in this prospectus, as well as those contained in any applicable prospectus supplement, as the same may be updated from time to time by our future filings with the SEC under the Exchange Act. You should also refer to other information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement, including our financial statements and the related notes incorporated by reference herein.
DESCRIPTION OF OUTSTANDING SECURITIES
          The following description is a summary of the material provisions of our outstanding securities derived from the Company’s Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), and the Company’s bylaws, as amended (the “Bylaws”). Copies of the Articles of Incorporation and Bylaws have been filed with the Securities and Exchange Commission and are incorporated by reference into this prospectus.
General
          Our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.01 per share and 1,000,000 shares of preferred stock, no par value. As of May 5, 2011, there were 33,389,949 shares of common stock issued and outstanding held by 4,875 shareholders of record. The issued shares of common stock represent non-withdrawable capital, are not accounts of an insurable type, and are not federally insured.
          Also, on May 5, 2011, the following common stock purchase warrants were outstanding (with underlying common shares rounded to the nearest whole number): a warrant to purchase 333,872 shares of common stock at

$10.00 per share held by Carlyle Financial Services, Harbor, L.P., warrants to purchase 1,001,617 shares of common stock at $10.00 per share held by ACMO-HR, LLC, and warrants to purchase of 500,809 shares of common stock for $10.00 per share held by CapGen Capital Group, VI, LP (“CapGen”). In addition, the Treasury holds a warrant to purchase 53,034 shares of common stock. We do not have any shares of preferred stock issued or outstanding. All common share information reported in this section has been adjusted to reflect the one-for-twenty five reverse stock split that occurred on April 27, 2011.
Common Stock
     Voting Rights
     Each holder of shares of common stock is entitled to one vote per share held on any matter submitted to a vote of shareholders. There are no cumulative voting rights in the election of directors.
     Dividends
     Holders of shares of common stock are entitled to receive dividends when and as declared by the Board of Directors out of funds legally available for dividends. We are a corporation separate and distinct from Bank of Hampton Roads and Shore Bank and the other subsidiaries. We pay quarterly dividends out of assets legally available for distribution. On July 30, 2009, our Board of Directors suspended cash dividends on our common shares indefinitely. Our ability to distribute cash dividends in the future may be limited by regulatory restrictions and the need to maintain sufficient consolidated capital.
     No Preemptive or Conversion Rights
     Holders of shares of our common stock do not have preemptive rights to purchase additional shares of our common stock, and have no conversion or redemption rights.
     Calls and Assessments
     All of the issued and outstanding shares of our common stock are non-assessable and non-callable.
     Liquidation Rights
     In the event of our liquidation, dissolution or winding up, the holders of shares of our common stock shall be entitled to receive, in cash or in kind, our assets available for distribution remaining after payment or provision for payment of our debts and liabilities.
The Investor Warrants
     The following is a brief description of the warrants issued to certain institutional investors (the “Investors”) on September 30, 2010, in connection with their participation in the Company’s $255 million private placement (the “Private Placement”), and the number of shares of common stock issuable upon the exercise of such warrants, as adjusted to reflect transactions occurring through the date of this filing. These warrants were issued pursuant to the terms of the agreements governing the Private Placement entered into with such Investors and their affiliates (the “Investment Agreements”). Two types of warrants were issued to certain of the Investors at closing under the Private Placement. Each of ACMO-HR, LLC, an affiliate of Anchorage Advisors, L.L.C. (collectively, “Anchorage”) and CapGen were issued warrants exercisable at any time after the closing of the Private Placement (the “Standard Warrants”). Anchorage, CapGen and affiliates of The Carlyle Group (“Carlyle”) were also issued warrants exercisable only upon the occurrence of certain events (the “Contingent Warrants,” together with the Standard Warrants, the “Investor Warrants”). Except for the differences noted below under “-Exercise of the Investor Warrants,” the terms of the Standard Warrants and the Contingent Warrants are the same in all material respects. This description is subject to and qualified in its entirety by reference to the Investor Warrants, which are listed as Exhibits 4.2 — 4.6 hereto. Copies of the Investor Warrants have also has been filed with the SEC and are available upon request from us.

Shares of Common Stock Subject to the Investor Warrants
     The Investor Warrants are exercisable for shares of our common stock as follows:

Investor Warrant	Number of Shares
Anchorage Standard Warrant	667,744.80
Anchorage Contingent Warrant	333,872.40
CapGen Standard Warrant	333,872.40
CapGen Contingent Warrant	166,936.20
Carlyle Contingent Warrant	333,872.40
Exercise of the Investor Warrants
     The initial exercise price applicable to the Investor Warrants is $10.00 per share of common stock for which the Investor Warrants may be exercised.
     The Standard Warrants may be exercised at any time on or before September 30, 2020 by surrender of the applicable Standard Warrant and a completed notice of exercise attached as an annex to the Standard Warrant and the payment of the exercise price for the shares of common stock for which the Standard Warrant is being exercised.
     The Contingent Warrants may be exercised only upon or after the earlier of:
1)	the written stay of the Written Agreement, and

2)	the occurrence of a “Sale Event.” A Sale Event includes:
a)	a consolidation or merger of the Company with or into another entity;

b)	any sale of all or substantially all of the Company’s assets;

c)	the acquisition by any person (other than CapGen) of (i) “control” of the Company or any of its subsidiaries, as such term is defined by the Bank Holding Company Act of 1956 or the Code of Virginia;

d)	the acquisition by any person (including CapGen) of shares representing more than 50% of the outstanding common stock or more then 50% of the ordinary voting power represented by other outstanding voting securities of the Company;

e)	any reclassification or exchange of outstanding shares of common stock into or for securities other than common stock;

f)	the approval of any plan of liquidation or dissolution of the Company; or

g)	the replacement of a majority of the Board of Directors over a two year period from the current Board of Directors, where such replacement has not been approved by the current Board of Directors or where such new directors are not replacing a prior designee of Anchorage, Carlyle or CapGen.
     After the written stay of the Written Agreement or occurrence of any Sale Event, the Contingent Warrants may be exercised on or before September 30, 2020 by surrender of the applicable Contingent Warrant and a completed notice of exercise attached as an annex to the Contingent Warrant and the payment of the exercise price for the shares of common stock for which the Contingent Warrant is being exercised.
     The exercise price of the Investor Warrants may be paid either by the withholding by the Company of such number of shares of common stock issuable upon exercise of any Investor Warrant equal to the value of the aggregate exercise price of the Investor Warrant determined by reference to the market price of our common stock on the trading day on which the Investor Warrant is exercised or, if agreed to by the Company and the Investor Warrant holder, by the payment of cash equal to the aggregate exercise price. The exercise price applicable to the Investor Warrants is subject to the further adjustments described below under the heading “—Adjustments to the Investor Warrants.”
     Upon exercise of any Investor Warrant, certificates for the shares of common stock issuable upon exercise will be issued to the Investor Warrant holder. We will not issue fractional shares upon any exercise of the Investor Warrants. Instead, the Investor Warrant holder will be entitled to a cash payment equal to the market price of our common stock on the last day preceding the exercise of the Investor Warrant (less the pro-rated exercise price of the Investor Warrant) for any fractional shares that would have otherwise been issuable upon exercise of any Investor Warrant. We will at all times reserve the aggregate number of shares of our common stock for which the Investor Warrants may be exercised. We have listed the shares of common stock issuable upon exercise of the Investor Warrants with the NASDAQ Global Select Market.
Rights as a Shareholder
     The holders of the Investor Warrants shall have no rights or privileges of the holders of our common stock, including any voting rights, until (and then only to the extent) the Investor Warrants have been exercised.
Transferability and Assignability
     The Investor Warrants, and all rights under the Investor Warrants, are transferable and assignable.
Adjustments to the Investor Warrants
     Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations. The number of shares for which the Investor Warrants may be exercised and the exercise price applicable to the Investor Warrants will be proportionately adjusted in the event we pay stock dividends or make distributions of our common stock, subdivide, combine or reclassify outstanding shares of our common stock.
     Anti-dilution Adjustment. Other than in certain Permitted Transactions (as defined below), if we issue any shares of common stock (or securities convertible or exercisable into common stock) for less the then applicable warrant exercise price, then the exercise price under the Investor Warrants shall be adjusted to equal the consideration per share of common stock received by the Company in connection with the common stock issuance, and the number of shares of common stock into which the Investor Warrants are exercisable and the exercise price will be adjusted. “Permitted Transactions” shall include issuances:
•	as consideration for or to fund the acquisition of businesses and/or related assets at fair market value;

•	in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our Board of Directors;

•	in connection with public or broadly marketed offerings and sales of common stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act, or Rule 144A thereunder on a basis consistent with capital-raising transactions by comparable financial institutions (but do not include other private transactions); and

•	in connection with the exercise of preemptive rights on terms existing as of September 30, 2010.
     Other Distributions. If we declare any dividends or distributions other than our historical, ordinary cash dividends, both the number of shares issuable upon exercise of the Investor Warrants and the exercise price will be adjusted to reflect such distribution.
     Certain Repurchases. If we affect a pro rata repurchase of common stock both the number of shares issuable upon exercise of the Investor Warrants and the exercise price will be adjusted.

     Business Combinations. In the event of a merger, consolidation or similar transaction involving the Company and requiring shareholder approval, the right of any Investor Warrant holder to receive shares of our common stock upon exercise of the Investor Warrants shall be converted into the right to exercise the Investor Warrants for the consideration that would have been payable to the Investor Warrant holders with respect to the shares of common stock for which the Investor Warrants may be exercised, as if the Investor Warrants had been exercised immediately prior to such merger, consolidation or similar transaction.
Amended TARP Warrant
     The following is a brief description of the amended warrant that was issued to the United States Department of the Treasury (the “Treasury”) on September 30, 2010 (the “Amended TARP Warrant”) under the terms of an exchange agreement between the Company and the Treasury. This description is subject to and qualified in its entirety by reference to the Amended TARP Warrant, a copy of which is listed as Exhibit 4.7 hereto. As such, a copy of the Amended TARP Warrant has been filed with the SEC and is available upon request from us.
Shares of Common Stock Subject to the Amended TARP Warrant
The Amended TARP Warrant is initially exercisable for 53,034 shares of our common stock.
Exercise of the Amended TARP Warrant
     The initial exercise price applicable to the Amended TARP Warrant is $10.00 per share of common stock for which the Amended TARP Warrant may be exercised. The Amended TARP Warrant may be exercised at any time on or before September 30, 2020 by surrender of the Amended TARP Warrant and a completed notice of exercise attached as an annex to the Amended TARP Warrant and the payment of the exercise price for the shares of common stock for which the Amended TARP Warrant is being exercised. The exercise price may be paid either by the withholding by the Company of such number of shares of common stock issuable upon exercise of the Amended TARP Warrant equal to the value of the aggregate exercise price of the Amended TARP Warrant determined by reference to the market price of our common stock on the trading day on which the Amended TARP Warrant is exercised or, if agreed to by us and the Amended TARP Warrant holder, by the payment of cash equal to the aggregate exercise price. The exercise price applicable to the Amended TARP Warrant is subject to the further adjustments described below under the heading “—Adjustments to the Amended TARP Warrant.”
     Upon exercise of the Amended TARP Warrant, certificates for the shares of common stock issuable upon exercise will be issued to the Amended TARP Warrant holder. We will not issue fractional shares upon any exercise of the Amended TARP Warrant. Instead, the Amended TARP Warrant holder will be entitled to a cash payment equal to the market price of our common stock on the last day preceding the exercise of the Amended TARP Warrant (less the pro-rated exercise price of the Amended TARP Warrant) for any fractional shares that would have otherwise been issuable upon exercise of the Amended TARP Warrant. We will at all times reserve the aggregate number of shares of our common stock for which the Amended TARP Warrant may be exercised. We will have listed the shares of common stock issuable upon exercise of the Amended TARP Warrant with the NASDAQ Global Select Market.
     Rights as a Shareholder
     The Amended TARP Warrant holder shall have no rights or privileges of the holders of our common stock, including any voting rights, until (and then only to the extent) the Amended TARP Warrant has been exercised.
     Transferability and Assignability
     The Amended TARP Warrant, and all rights under the Amended TARP Warrant, are transferable and assignable.

     Adjustments to the Amended TARP Warrant
     Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations. The number of shares for which the Amended TARP Warrant may be exercised and the exercise price applicable to the Amended TARP Warrant will be proportionately adjusted in the event we pay stock dividends or make distributions of our common stock, subdivide, combine or reclassify outstanding shares of our common stock.
     Anti-dilution Adjustment. Until the earlier of September 29, 2013, and the date the initial selling security holder no longer holds the Amended TARP Warrant (and other than in certain permitted transactions described below), if we issue any shares of common stock (or securities convertible or exercisable into common stock) for less than the applicable warrant exercise price, then the exercise price under the Amended TARP Warrant shall be adjusted to equal the consideration per share of common stock received by the Company in connection with the common stock issuance, and the number of shares of common stock into which the Amended TARP Warrant is exercisable and the exercise price will be adjusted. Permitted transactions include issuances:
•	as consideration for or to fund the acquisition of businesses and/or related assets at fair market value;

•	in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our Board of Directors;

•	in connection with public or broadly marketed offerings and sales of common stock or convertible securities for cash conducted by us or our affiliates in compliance with the registration requirements under the Securities Act, or Rule 144A under the Securities Act on a basis consistent with capital-raising transactions by comparable financial institutions (but do not include other private transactions); and

•	in connection with the exercise of preemptive rights on terms existing as of the Amended TARP Warrant issue date.
     Other Distributions. If we declare any dividends or distributions other than our historical, ordinary cash dividends, both the number of shares issuable upon exercise of the Amended TARP Warrant and the exercise price will be adjusted to reflect such distribution.
     Certain Repurchases. If we affect a pro rata repurchase of common stock both the number of shares issuable upon exercise of the Amended TARP Warrant and the exercise price will be adjusted.
     Business Combinations. In the event of a merger, consolidation or similar transaction involving the Company and requiring shareholder approval, the Amended TARP Warrant holder’s right to receive shares of our common stock upon exercise of the Amended TARP Warrant shall be converted into the right to exercise the Amended TARP Warrant for the consideration that would have been payable to the Amended TARP Warrant holder with respect to the shares of common stock for which the Amended TARP Warrant may be exercised, as if the Amended TARP Warrant had been exercised immediately prior to such merger, consolidation or similar transaction.
Certain Provisions of the Articles of Incorporation, Bylaws and Virginia Law
General
     Our Articles of Incorporation and Bylaws contain certain provisions, including those described below, that could make more difficult an acquisition of us by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage specific types of coercive takeover practices and inadequate takeover bids as well as to encourage persons seeking to acquire control to first negotiate with us. Although these provisions may have the effect of delaying, deferring or preventing a change-in-control, we believe that the benefits of increased protection through the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.
Classified Board of Directors
     Our Articles of Incorporation and Bylaws divide the Board of Directors into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected at each annual meeting of shareholders. The classification of directors, together with the provisions in the Articles of Incorporation and Bylaws described below that limit the ability of shareholders to remove directors and that permit the remaining directors to fill any vacancies on the Board of Directors, will have the effect of making it more difficult for shareholders to change the composition of the Board of Directors. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the directors, whether or not a change in the Board of Directors would be beneficial and whether or not a majority of shareholders believe that such a change would be desirable.
Increasing the Number of Directors
     Under Virginia law, the articles of incorporation or bylaws may establish a variable range for the size of the Board of Directors by fixing a minimum and maximum number of directors. If a variable range is established, the number of directors may be fixed or changed from time to time, within the minimum and maximum, by the shareholders or by the Board of Directors. Our Articles of Incorporation require that our Board of Directors consist of not less than eight nor more than 24 persons.
Action of Shareholders by Written Consent
     Under Virginia law, a corporation’s articles of incorporation may provide that any action required to be adopted or taken at a shareholders’ meeting may be adopted or taken without a meeting, and without prior notice, if consents in writing setting forth the action so adopted or taken are signed, by the holders of outstanding shares having not less than the minimum number of votes that would be required to adopt or take the action at a meeting. Our Articles of Incorporation do not provide for such action and our Bylaws specifically provide that any action which may be taken at a meeting of the shareholders may only be taken without a meeting if one or more consents, in writing, setting forth the action so taken, is signed by all of the shareholders entitled to vote with respect to the subject matter thereof. Therefore, any action of the shareholders by written consent requires the action of all shareholders entitled to vote.
Inability of Shareholders to Call Special Meetings
     Our Bylaws provide that special meetings of shareholders may be called only by our president or CEO, the chairman of our Board of Directors or the Board of Directors. As a result, shareholders are not able to act on matters other than at annual shareholders meetings unless they are able to persuade the president, the chairman or a majority of the Board of Directors to call a special meeting.
Advance Notification Requirements
     Our Bylaws also require a shareholder who desires to nominate a candidate for election to the Board of Directors at an annual shareholders meeting to provide us advance notice of at least 45 days before the date the proxy statement for the last annual meeting was first mailed.
Affiliated Transactions
     The Virginia Stock Corporation Act contains provisions governing “Affiliated Transactions.” Affiliated Transactions include certain mergers and share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an Interested Shareholder (as defined below), or reclassifications, including reverse stock splits, recapitalizations or mergers of the corporation with its subsidiaries which have the effect of increasing the percentage of voting shares beneficially owned by an

Interested Shareholder by more than 5%. For purposes of the Virginia Stock Corporation Act, an “Interested Shareholder” is defined as any beneficial owner of more than 10% of any class of the voting securities of a Virginia corporation.
     Subject to certain exceptions discussed below, the provisions governing Affiliated Transactions require that, for three years following the date upon which any shareholder becomes an Interested Shareholder, a Virginia corporation cannot engage in an Affiliated Transaction with such Interested Shareholder unless approved by the affirmative vote of the holders of two-thirds of the voting shares of the corporation, other than the shares beneficially owned by the Interested Shareholder, and by a majority (but not less than two) of the “Disinterested Directors.” A Disinterested Director means, with respect to a particular Interested Shareholder, a member of a corporation’s Board of Directors who (i) was a member before the later of January 1, 1988 and the date on which an Interested Shareholder became an Interested Shareholder and (ii) was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the board. At the expiration of the three-year period, these provisions require approval of Affiliated Transactions by the affirmative vote of the holders of two-thirds of the voting shares of the corporation, other than those beneficially owned by the Interested Shareholder.
     The principal exceptions to the special voting requirement apply to Affiliated Transactions occurring after the three-year period has expired and require either that the transaction be approved by a majority of the Disinterested Directors or that the transaction satisfy certain fair price requirements of the statute. In general, the fair price requirements provide that the shareholders must receive the highest per share price for their shares as was paid by the Interested Shareholder for his shares or the fair market value of their shares, whichever is higher. They also require that, during the three years preceding the announcement of the proposed Affiliated Transaction, all required dividends have been paid and no special financial accommodations have been accorded the Interested Shareholder unless approved by a majority of the Disinterested Directors.
     None of the foregoing limitations and special voting requirements apply to an Affiliated Transaction with an Interested Shareholder whose acquisition of shares making such person an Interested Shareholder was approved by a majority of the corporation’s Disinterested Directors.
     These provisions were designed to deter certain takeovers of Virginia corporations. In addition, the statute provides that, by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation may adopt, by meeting certain voting requirements, an amendment to its articles of incorporation or bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation. The Company has not adopted such an amendment.
Control Share Acquisitions
     The Virginia Stock Corporation Act also contains provisions regulating certain “control share acquisitions,” which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a public corporation in Virginia to meet or exceed certain threshold percentages (20%, 33 1/3% or 50%) of the total votes entitled to be cast for the election of directors. Shares acquired in a control share acquisition have no voting rights unless: (i) the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation, or (ii) the articles of incorporation or bylaws of the corporation provide that these Virginia law provisions do not apply to acquisitions of its shares. The acquiring person may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the control share acquisition. These provisions were designed to deter certain takeovers of Virginia public corporations.
Indemnification of Directors and Officers.
     Article 10 of Chapter 9 of Title 13.1 of the Virginia Stock Corporation Act permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his good faith belief that he has met the standard of conduct prescribed by the Virginia Stock Corporation Act and a determination is made by the board of directors that such standard has been met. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which an officer or director is adjudged to be liable to the corporation, unless the court in which the proceeding took place determines that, despite such liability, such person is reasonably entitled to indemnification in view of all the relevant circumstances. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that personal benefit was improperly received by him. Corporations are given the power to make any other or further indemnity, including advancement of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification of a director or officer is mandatory when he entirely prevails in the defense of any proceeding to which he is a party because he is or was a director or officer.
     The Bylaws of the Company contain provisions indemnifying the directors and officers of the Company to the full extent permitted by Virginia law. In addition, the Articles of Incorporation of the Company eliminate the personal liability of its Registrant’s directors and officers to the Company or its shareholders for monetary damages to the full extent permitted by Virginia law.
     The foregoing is a summary of certain aspects of Virginia law and the Company’s Articles of Incorporation and Bylaws dealing with indemnification of directors and officers. It is qualified in its entirety by reference to the detailed provisions of Article 10 of Chapter 9 of Title 13.1 of the Virginia Stock Corporation Act and the Articles of Incorporation and Bylaws of the Company.
DESCRIPTION OF SECURITIES WE MAY OFFER
General
     We may issue warrants, common stock, preferred stock, stock purchase contracts, units or any combination of these securities under this prospectus. The particular terms of any security will be described in the accompanying prospectus supplement and any other offering material. The accompanying prospectus supplement may add, update, or change the terms and conditions of any securities being registered herein.
Common Stock
     If and when we offer to sell shares of our common stock, we will describe the specific terms of the offering in a supplement to this prospectus. A description of the material terms of our common stock is contained under “Description of Outstanding Securities — Common Stock.”
Preferred Stock
     This section of the prospectus addresses the new preferred stock we may offer to sell under this prospectus. We will describe the specific terms of the offering and the shares in a supplement to this prospectus. The prospectus supplement will also indicate whether the terms and provisions described in this prospectus apply to the particular series of preferred stock.
     Any preferred stock we may issue will rank senior to our common stock with respect to the payment of dividends or amounts paid upon liquidation, dissolution or winding up of our company, or both. In addition, any shares of our preferred stock may have class or series voting rights. Under certain circumstances, the issuance of shares of our preferred stock, or merely the existing authorization of our board of directors to issue shares of our preferred stock, may tend to discourage or impede a merger or other change in control of our company. Each series of preferred stock that we may issue will be issued under a certificate of designation, which will be filed with the SEC as an exhibit to a document incorporated by reference in this prospectus concurrently with the offering of such preferred stock. The issuance of preferred stock is also subject to our Articles of Incorporation, which are incorporated by reference as an exhibit to this registration statement.

General Provisions Relating to Preferred Stock
          Our board of directors, without shareholder approval, may authorize the issuance of one or more series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of our common stock and, under certain circumstances, discourage an attempt by others to gain control of us.
          The creation and issuance of any series of preferred stock, and the relative rights, designations and preferences of such series, if and when established, will depend upon, among other things, our future capital needs, then existing market conditions and other factors that might warrant the issuance of preferred stock.
          The new preferred stock will be, when issued, fully paid and nonassessable. Holders of preferred stock will not have any preemptive or subscription rights to acquire more stock of the Company.
          The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock to be offered will be named in the prospectus supplement relating to such series.
          The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future.
Rank
          Unless otherwise specified in the certificate of designations or prospectus supplement relating to the shares of any series of preferred stock, such shares will rank on an equal basis with each other series of preferred stock and prior to the common stock as to dividends and distributions of assets.
Dividends
          The holders of each series of preferred stock will be entitled to receive cash dividends if declared by our board of directors out of funds we can legally use for payment. The prospectus supplement will indicate the dividend rates and the dates on which we will pay dividends as to each series of preferred stock. The rates may be fixed or variable or both. If the dividend rate is variable, the formula used to determine the dividend rate will be described in the prospectus supplement. We will pay dividends to the holders of record of each series of preferred stock as they appear on the record dates fixed by our board of directors.
          Unless all dividends on the preferred stock of each series have been paid in full, we will not declare or pay any dividends or set aside sums for payment of dividends or distributions on any common stock or on any class of security ranking junior to a series of preferred stock, except for dividends or distributions paid for with securities ranking junior to the preferred stock. We also will not redeem, purchase, or otherwise acquire any securities ranking junior to a series of preferred stock as to dividends or liquidation preferences, except by conversion into or exchange for stock ranking junior to the series of preferred stock.
Conversion or Exchange
          The applicable prospectus supplement for any series of preferred stock will state the terms, if any, on which shares of that series are convertible or exchangeable into shares of our common stock or another series of our preferred stock. The terms of any such conversion or exchange and any such preferred stock will be described in the prospectus supplement relating to such series of preferred stock.
Redemption
          If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at our option of or the holder thereof and may be mandatorily redeemed.
          Any partial redemptions of preferred stock will be made in a way that our board of directors decides is equitable. Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of such shares will terminate, except for the right to receive the redemption price.
Liquidation Preference
          Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount set forth in the prospectus supplement relating to such series of preferred stock. Such distributions will be made before any distribution is made on any securities ranking junior relating to liquidation, including common stock.
          If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of such series and such other securities will share in any such distribution of our available assets on a ratable basis in proportion to the full liquidation preferences. Holders of such series of preferred stock will not be entitled to any other amounts from us after they have received their full liquidation preference.
Voting Rights
          The holders of shares of new preferred stock will have no voting rights, except:
•	as otherwise stated in the prospectus supplement;

•	as otherwise stated in the certificate of designations establishing such series; or

•	as required by applicable law.
          Under regulations adopted by the Federal Reserve Board, if the holders of the preferred stock of any series become entitled to vote for the election of directors because dividends on the preferred stock of such series are in arrears, preferred stock of such series could be deemed a “class of voting securities.” In this instance, a holder of 25% or more of the preferred stock of such series could then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act of 1956, as amended (the “BHC Act”). A holder of 5% or more of such series that otherwise exercises a “controlling influence” over us could also be subject to regulation under the BHC Act. In addition, at any time a series of the preferred stock is deemed a class of voting securities, (1) any other bank holding company may be required to obtain the approval of the Federal Reserve Board to acquire or retain 5% or more of the outstanding shares of such series of preferred stock, and (2) any person other than a bank holding company may be required to file with the Federal Reserve Board under the Change in Bank Control Act of 1978, as amended, to acquire or retain 10% or more of that series.
Warrants
          We may issue warrants independently or together with any underlying securities, and the warrants may be attached or separate from the underlying securities. We may also issue a series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.
          The description of the specific terms of warrants, whether issued in a series or not, will be in a prospectus supplement accompanying this prospectus. The specific terms of the warrants as described in a prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are differences between a prospectus supplement and this prospectus, the prospectus supplement will control.
          This summary also is subject to and qualified in its entirety by reference to all the provisions of any specific warrant document or agreement, which we will file with the SEC, either as an exhibit to or an amendment of the registration statement to which this prospectus is a part or as an exhibit to a current report on Form 8-K. See “Where You Can Find More Information” above for information on how to obtain a copy of a warrant document when it is filed.

          When we refer to a series of warrants, we mean all warrants issued as part of the same series under the applicable warrant agreement.
Terms
          The applicable prospectus supplement may describe the terms of any warrants that we may offer, including the following:
•	the title of the warrants;

•	the total number of warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies that investors may use to pay for the warrants;

•	the designation and terms of the underlying securities purchasable upon exercise of the warrants;

•	the price at which and the currency or currencies, including composite currencies, in which investors may purchase the underlying securities purchasable upon exercise of the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	whether the warrants will be issued in registered form or bearer form;

•	information with respect to book-entry procedures, if any;

•	if applicable, the minimum or maximum amount of warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;

•	if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	the identity of the warrant agent, if any;

•	the procedures and conditions relating to the exercise of the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.
Warrant Agreements
          We may issue the warrants in one or more series under one or more warrant agreements, each to be entered into between us and a bank, trust company or other financial institution as warrant agent. We may add, replace or terminate warrant agents from time to time. We may also choose to act as our own warrant agent or may choose one of our subsidiaries to do so.
          We will not qualify any warrant agreement as an indenture, and no warrant agent will be required to qualify as a trustee, under the Trust Indenture Act. As a result, holders of warrants issued under a warrant agreement will not have the protection of the Trust Indenture Act with respect to their warrants.
          The warrant agent under a warrant agreement will act solely as our agent in connection with the warrants issued under that agreement. The warrant agent will not assume any obligation or relationship of agency or trust for or with any holders of those warrants. Any holder of warrants may, without the consent of any other person, enforce by appropriate legal action, on its own behalf, its right to exercise those warrants in accordance with their terms. Until the warrant is properly exercised, no holder of any warrant will be entitled to any rights of a holder of the warrant property purchasable upon exercise of the warrant.
Form, Exchange and Transfer
          We may issue the warrants in registered form or bearer form. Warrants issued in registered form — i.e., book-entry — will be represented by a global security registered in the name of a depository, which will be the holder of all the warrants represented by the global security. Those investors who own beneficial interests in a global warrant will do so through participants in the depository’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depository and its participants. In addition, we may issue warrants in non-global form — i.e., bearer form. If any warrants are issued in non-global form, warrant certificates may be exchanged for new warrant certificates of different denominations, and holders may exchange, transfer or exercise their warrants at the warrant agent’s office or any other office indicated in the applicable prospectus supplement.
          Prior to the exercise of their warrants, holders of warrants exercisable for shares of preferred stock or common stock will not have any rights of holders of the preferred stock or common stock purchasable upon such exercise and will not be entitled to dividend payments, if any, or voting rights of the preferred stock or common stock purchasable upon such exercise.
Exercise and Redemption of Warrants
          A warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be redeemed as set forth in the applicable prospectus supplement.
          Warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will forward, as soon as practicable, the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.
          We may redeem your warrant before it is exercised unless the applicable prospectus supplement specifies otherwise. The prospectus supplement will specify one or more redemption prices. It may also specify one or more redemption periods during which the redemption prices relating to the redemption of warrants during those periods will apply. The warrant will be redeemable at our option at any time on or after a date specified in the prospectus supplement or at any other specified time or times. If we redeem the warrant, we will do so at the specified redemption price. If different prices are specified for different redemption periods, the price that we pay will be the price that applies to the redemption period during which the warrant is redeemed.
Stock Purchase Contracts
          We may issue stock purchase contracts. Stock purchase contracts represent contracts obligating holders to purchase from or sell to us, and obligating us to sell to or purchase from the holders, a specified or variable number of shares of our common stock or preferred stock, as applicable, at a future date or dates. The price per share of common stock or preferred stock, as applicable, may be fixed at the time that the stock purchase contracts are issued or may be determined by reference to a specific formula contained in the stock purchase contracts. Any such formula may include anti-dilution provisions to adjust the number of shares of common stock or preferred stock issuable pursuant to the stock purchase contracts upon certain events. We may issue stock purchase contracts in distinct series.
          The applicable prospectus supplement will describe the terms of any stock purchase contracts. The following description and any description of stock purchase contracts in the applicable prospectus supplement is subject to and is qualified in its entirety by reference to the stock purchase contract agreement and, if applicable, collateral arrangements and depositary arrangements relating to such stock purchase contracts. We will file these documents with the SEC, either as an exhibit to an amendment to the registration statement of which this prospectus is a part or as an exhibit to a current report on Form 8-K. See “Where You Can Find More Information” above for information on how to obtain a copy of a document when it is filed.
          We may issue stock purchase contracts separately or as part of units, which we describe below. Units may consist of a stock purchase contract and beneficial interests in other securities described in this prospectus or of third parties, securing the holders’ obligations to purchase from or sell shares to us under the stock purchase contracts.

These other securities may consist of preferred stock or common stock, trust preferred securities or debt obligations of third parties, including U.S. treasury securities.
          The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase contracts or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract.
          The applicable prospectus supplement may contain, where applicable, the following information about the stock purchase contracts issued under it:
•	whether the stock purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our common stock or preferred stock, as applicable, and the nature and amount of each of those securities, or the method of determining those amounts;

•	whether the stock purchase contracts are to be prepaid or not;

•	whether the stock purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock or preferred stock;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the stock purchase contracts;

•	whether the stock purchase contracts will be issued in fully registered or global form; and

•	any other terms of the stock purchase contracts.
Units
          We may issue units comprised of any combination of our preferred stock, common stock, warrants and stock purchase contracts. If and when issued, we will issue each unit so that the holder of the unit is also the holder of each security included in the unit. As a result, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.
          We will describe the financial and other specific terms of specific units in the prospectus supplement accompanying this prospectus. The following description and any description of units in the applicable prospectus supplement is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units. We will file these documents with the SEC, either as an exhibit to an amendment to the registration statement of which this prospectus is a part or as an exhibit to a current report on Form 8-K. See “Where You Can Find More Information” above for information on how to obtain a copy of a document when it is filed.
          The applicable prospectus supplement may describe:
•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and
•	whether the units will be issued in fully registered or global form.
          The applicable provisions described in this section, as well as those described under “Description of Securities We May Offer — Common Stock,” “Description of Securities We May Offer — Preferred Stock,” “Description of Securities We May Offer — Warrants” and “Description of Securities We May Offer — Stock Purchase Contracts,” will apply to each unit and to each security included in each unit, respectively.

PLAN OF DISTRIBUTION
          We may offer the securities in this prospectus from time to time as follows:
•	to or through underwriters or dealers;
•	directly to other purchasers;
•	through designated agents; or
•	through a combination of any of these methods.
          We may also engage in “at the market” offerings, as defined in Rule 415 of the Securities Act, including sales made directly on the NASDAQ Global Select Market, the principal existing trading market for the Company’s common stock, and sales made to or through a market maker or through an electronic communications network.
          Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.
          In some cases, we may also repurchase the securities and reoffer them to the public by one or more of the methods described above. This prospectus and the applicable prospectus supplement may be used in connection with any offering of securities through any of these methods or other methods described in the applicable prospectus supplement. This prospectus and applicable prospectus supplement may also be used by us and our affiliates in connection with offers and sales relating to the initial sale of the securities and any market making transactions in the securities. These transactions may be executed at negotiated prices that are related to prevailing market prices at the time of sale, or at other prices. We and our affiliates may act as principal or agent in these transactions.
          The securities (including securities issued or to be issued by us or securities borrowed from third parties in connection with arrangements under which we agree to issue securities to underwriters or their affiliates on a delayed or contingent basis) that we distributed by any of these methods may be sold to the public, in one or more transactions, either:
•	at a fixed price or prices, which may be changed;
•	at market prices prevailing at the time of sale;
•	at prices related to prevailing market prices; or
•	at negotiated prices.
          We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).
          We or one of our affiliates may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.
          We may solicit, or may authorize underwriters, dealers or agents to solicit, offers to purchase securities directly from the public from time to time, including pursuant to contracts that provide for payment and delivery on future dates. We may also designate agents from time to time to solicit offers to purchase securities from the public on our behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions that we may pay the agents and will describe the material terms of any such delayed delivery arrangements, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act.

          In connection with the sale of securities, underwriters may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions that they receive from us, and any profit on the resale of the securities that they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter, dealer or agent will be identified, and any such compensation received will be described, in the applicable prospectus supplement.
          Unless otherwise specified in the applicable prospectus supplement, the securities will be a new issue with no established trading market, other than the common stock. Any common stock sold pursuant to a prospectus supplement will be traded on the NASDAQ Global Select Market, subject to official notice of issuance. We may elect to list any of the other securities on an exchange, but are not obligated to do so. If we sell a security offered by this prospectus to an underwriter for public offering or sale, the underwriter may make a market for that security, but the underwriter will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, we cannot give any assurances to you concerning the liquidity of any security offered by this prospectus.
          If dealers are utilized in the sale of the securities, we will sell the securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the applicable prospectus supplement.
          We may enter into agreements with underwriters, dealers and agents who participate in the distribution of the securities that may entitle these persons to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make. Any agreement in which we agree to indemnify underwriters, dealers and agents against civil liabilities will be described in the applicable prospectus supplement.
          In connection with an offering, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases of the offered securities or any underlying securities made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.
          These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.
          In compliance with the guidelines of the Financial Industry Regulatory Authority (the “FINRA”), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be.
LEGAL MATTERS
          Williams Mullen, counsel to the Company, will pass upon certain legal matters with respect to the securities offered by us from time to time pursuant to this prospectus, unless we indicate otherwise in a prospectus supplement. The name of the law firm advising any underwriters or agents with respect to certain issues relating to any offering will be set forth in the applicable prospectus supplement.

EXPERTS
          The consolidated financial statements of Hampton Roads Bankshares, Inc. and subsidiaries as of December 31, 2010, and for the year then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
          Our consolidated financial statements as of December 31, 2009 and for each of the years in the two-year period ended December 31, 2009, have been incorporated by reference in this prospectus in reliance upon the report of Yount, Hyde & Barbour, P.C., our prior independent registered public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

$200,000,000
HAMPTON ROADS BANKSHARES, INC.
Preferred Stock
Common Stock
Warrants
Stock Purchase Contracts
Units

PROSPECTUS

, 2011

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
     The following is a summary of the expenses to be incurred by the Company in connection with the distribution of the securities registered under this registration statement.

Securities and Exchange Commission Registration Fee		$11,160
Accounting Fees and Expenses		*
Legal Fees and Expenses		*
Printing Expenses		*
Miscellaneous Expenses		*

Total	$	*

*	These fees depend on the securities offered and the number of issuances and cannot be estimated at this time.
Item 15. Indemnification of Directors and Officers.
          Article 10 of Chapter 9 of Title 13.1 of the Virginia Stock Corporation Act permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his good faith belief that he has met the standard of conduct prescribed by the Virginia Stock Corporation Act and a determination is made by the board of directors that such standard has been met. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which an officer or director is adjudged to be liable to the corporation, unless the court in which the proceeding took place determines that, despite such liability, such person is reasonably entitled to indemnification in view of all the relevant circumstances. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that personal benefit was improperly received by him. Corporations are given the power to make any other or further indemnity, including advancement of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification of a director or officer is mandatory when he entirely prevails in the defense of any proceeding to which he is a party because he is or was a director or officer.
          The Bylaws of the Company contain provisions indemnifying the directors and officers of the Company to the full extent permitted by Virginia law. In addition, the Articles of Incorporation eliminate the personal liability of directors and officers to the Company or its shareholders for monetary damages to the full extent permitted by Virginia law.
          The foregoing is only a general summary of certain aspects of Virginia law and the Articles of Incorporation and bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Article 10 of Chapter 9 of Title 13.1 of the Virginia Stock Corporation Act and the Articles of Incorporation and Bylaws of the Company.

Item 16. Exhibits.

Exhibit No.	Description
1.1	Form of Underwriting Agreement relating to Preferred Stock.*

1.2	Form of Underwriting Agreement relating to Common Stock.*

1.3	Form of Underwriting Agreement relating to Warrants.*

1.4	Form of Underwriting Agreement relating to Stock Purchase Contracts.*

1.5	Form of Underwriting Agreement relating to Units.*

3.1	Amended and Restated Articles of Incorporation of Hampton Roads Bankshares, Inc., attached as Exhibit 3.1 to the Registrant’s Form 10-Q for the quarter ended March 31, 2011, incorporated herein by reference, filed May 16, 2011.

3.2	Bylaws of Hampton Roads Bankshares, Inc., as amended, attached as Exhibit 3.4 to the Registrant’s Current Report on Form 8-K dated September 24, 2009, incorporated herein by reference.

4.1	Specimen of Common Stock Certificate, incorporated by reference from the Registrant’s Form 10-Q for the quarter ended September 30, 2010, filed November 9, 2010.

4.2	Carlyle Contingent Warrant for Purchase of Shares of Common Stock, incorporated by reference from the Registrant’s Form 10-Q for the quarter ended September 30. 2010, filed November 9, 2010.

4.3	Anchorage Contingent Warrant for Purchase of Shares of Common Stock, incorporated by reference from the Registrant’s Form 10-Q for the quarter ended September 30, 2010, filed November 9, 2010.

4.4	Anchorage Standard Warrant for Purchase of Shares of Common Stock, incorporated by reference from the Registrant’s Form 10-Q for the quarter ended September 30. 2010, filed November 9, 2010.

4.5	CapGen Contingent Warrant for Purchase of Shares of Common Stock, incorporated by reference from the Registrant’s Form 10-Q for the quarter ended September 30, 2010, filed November 9, 2010.

4.6	CapGen Standard Warrant for Purchase of Shares of Common Stock, incorporated by reference from the Registrant’s Form 10-Q for the quarter ended September 30, 2010, filed November 9, 2010.

4.7	Amended and Restated Warrant for Purchase of Shares of Common Stock issued to the United States Department of the Treasury, incorporated by reference from the Registrant’s Form 8-K, filed August 18, 2010.

4.8	Letter Agreement, dated December 31, 2008, by and between Hampton Roads Bankshares, Inc. and the United States Department of the Treasury, incorporated by reference from the Registrant’s Form 8-K, filed January 5, 2009.

4.9	Exchange Agreement, dated August 12, 2010, by and between Hampton Roads Bankshares, Inc. and the United States Department of the Treasury, incorporated by reference from the Registrant’s Form 8-K, filed August 18, 2010.

4.10	Form of Preferred Stock Certificate.*

4.11	Form of Warrant Certificate.*

4.12	Form of Warrant Agreement.*

Exhibit No.	Description
4.13	Form of Stock Purchase Contract.*

4.14	Form of Unit Agreement.*

5.1	Opinion of Williams Mullen.**

12.1	Statement Regarding Computation of Ratios.*

23.1	Consent of KPMG LLP.***

23.2	Consent of Yount, Hyde & Barbour, P.C.***

23.3	Consent of Williams Mullen (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page hereto)

*	To be filed, as applicable, by amendment or as an exhibit to a document incorporated by reference herein for the specific offering of securities, if any, to which it relates.

**	Previously filed.

***	Filed herewith.
Item 17. Undertakings
(a)	The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that:
(B)	Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
          (6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
       The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and that it has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Norfolk, Commonwealth of Virginia, on this 20th day of May, 2011.

HAMPTON ROADS BANKSHARES, INC.
By:	/s/ John A. B. Davies, Jr.
John A. B. Davies, Jr.
President and Chief Executive Officer

POWER OF ATTORNEY
     Each of the undersigned hereby appoints each of John A. B. Davies, Jr. and Douglas J. Glenn as attorney-in-fact and agent for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments (including additional post-effective amendments) to the Registration Statement on Form S-3 to which this Post-Effective Amendment No. 1 relates, any other registration statements and exhibits thereto related to the offering that is the subject of said registration statement filed pursuant to Rule 462 under such Act, and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered hereby, with full power and authority to do and perform any and all acts and things as may be necessary or desirable in furtherance of such registration.
     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	CAPACITY	DATE

/s/ John A. B. Davies, Jr. /s/ John A. B. Davies, Jr.	President, Chief Executive Officer, and Director (Principal Executive Officer)	May 20, 2011

/s/ Stephen P. Theobald Stephen P. Theobald	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 20, 2011

/s/ Lorelle L. Fritsch Lorelle L. Fritsch	Senior Vice President and Chief Accounting Officer and Controller (Principal Accounting Officer)	May 20, 2011

SIGNATURE	CAPACITY	DATE

/s/ Henry P. Custis, Jr.	Chairman of the Board	May 20, 2011
Henry P. Custis, Jr.

/s/ Douglas J. Glenn Douglas J. Glenn	Director, Executive Vice President, Chief Operating Officer, and General Counsel	May 20, 2011

/s/ Patrick E. Corbin	Director	May 20, 2011
Patrick E. Corbin

/s/ William A. Paulette	Director	May 20, 2011
William A. Paulette

/s/ Billy G. Roughton	Director	May 20, 2011
Billy G. Roughton

/s/ Jordan E. Slone Jordan E. Slone	Director	May 20, 2011

/s/ W. Lewis Witt	Director	May 20, 2011
W. Lewis Witt

/s/ Randal K. Quarles Randal K. Quarles	Director	May 20, 2011

/s/ Hal F. Goltz Hal F. Goltz	Director	May 20, 2011

/s/ Robert B. Goldstein	Director	May 20, 2011
Robert B. Goldstein

EXHIBIT INDEX

Exhibit	Document
1.1	Form of Underwriting Agreement relating to Preferred Stock.*

1.2	Form of Underwriting Agreement relating to Common Stock.*

1.3	Form of Underwriting Agreement relating to Warrants.*

1.4	Form of Underwriting Agreement relating to Stock Purchase Contracts.*

1.5	Form of Underwriting Agreement relating to Units.*

3.1	Amended and Restated Articles of Incorporation of Hampton Roads Bankshares, Inc., attached as Exhibit 3.1 to the Registrant’s Form 10-Q for the quarter ended March 31, 2011, incorporated herein by reference, filed May 16, 2011.

3.2	Bylaws of Hampton Roads Bankshares, Inc., as amended, attached as Exhibit 3.4 to the Registrant’s Current Report on Form 8-K dated September 24, 2009, incorporated herein by reference.

4.1	Specimen of Common Stock Certificate, incorporated by reference from the Registrant’s Form 10-Q for the quarter ended September 30, 2010, filed November 9, 2010.

4.2	Carlyle Contingent Warrant for Purchase of Shares of Common Stock, incorporated by reference from the Registrant’s Form 10-Q for the quarter ended September 30. 2010, filed November 9, 2010.

4.3	Anchorage Contingent Warrant for Purchase of Shares of Common Stock, incorporated by reference from the Registrant’s Form 10-Q for the quarter ended September 30, 2010, filed November 9, 2010.

4.4	Anchorage Standard Warrant for Purchase of Shares of Common Stock, incorporated by reference from the Registrant’s Form 10-Q for the quarter ended September 30. 2010, filed November 9, 2010.

4.5	CapGen Contingent Warrant for Purchase of Shares of Common Stock, incorporated by reference from the Registrant’s Form 10-Q for the quarter ended September 30, 2010, filed November 9, 2010.

4.6	CapGen Standard Warrant for Purchase of Shares of Common Stock, incorporated by reference from the Registrant’s Form 10-Q for the quarter ended September 30, 2010, filed November 9, 2010.

4.7	Amended and Restated Warrant for Purchase of Shares of Common Stock issued to the United States Department of the Treasury, incorporated by reference from the Registrant’s Form 8-K, filed August 18, 2010.

4.8	Letter Agreement, dated December 31, 2008, by and between Hampton Roads Bankshares, Inc. and the United States Department of the Treasury, incorporated by reference from the Registrant’s Form 8-K, filed January 5, 2009.

4.9	Exchange Agreement, dated August 12, 2010, by and between Hampton Roads Bankshares, Inc. and the United States Department of the Treasury, incorporated by reference from the Registrant’s Form 8-K, filed August 18, 2010.

4.10	Form of Preferred Stock Certificate.*

4.11	Form of Warrant Certificate.*

Exhibit	Document
4.12	Form of Warrant Agreement.*

4.13	Form of Stock Purchase Contract.*

4.14	Form of Unit Agreement.*

5.1	Opinion of Williams Mullen**

12.1	Statement Regarding Computation of Ratios*

23.1	Consent of KPMG LLP***

23.2	Consent of Yount, Hyde & Barbour, P.C. ***

23.3	Consent of Williams Mullen (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page hereto)

*	To be filed, as applicable, by amendment or as an exhibit to a document incorporated by reference herein for the specific offering of securities, if any, to which it relates.

**	Previously filed.

***	Filed herewith.